PURCHASE AND SALE AGREEMENT AND
JOINT ESCROW INSTRUCTIONS

by and between

VINCENT MBL INVESTORS, LP,
a Texas limited partnership

(“Seller”)

And

GRUBB & ELLIS EQUITY ADVISORS, LLC
a Delaware limited liability company

(“Buyer”)

Dated effective as of May 25, 2010

EXHIBITS
Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G SCHEDULES	Legal Description Limited Warranty Deed Representation Letter Audit Inquiry Letter Assignment and Assumption Agreement Estoppel Certificate SNDA

Schedule 1.5(a) Schedule 1.5(b) Schedule 2.2 Schedule 2.3 Schedule 5.2.3	Leases Security Deposits Completion Obligations Preemptive Rights Service Contacts

PURCHASE AND SALE AGREEMENT AND
JOINT ESCROW INSTRUCTIONS

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of May 25, 2010 (the “Effective Date”), by and between VINCENT MBL INVESTORS, LP, a Texas limited partnership (“Vincent”) (“Seller”) and GRUBB & ELLIS EQUITY ADVISORS, LLC, a Delaware limited liability company (“Buyer”), with respect to the following Recitals:

R E C I T A L S

A. Seller owns a fee simple interest in the “Land” (as defined below) and the "Improvements” (as defined below).

B. Seller desires to sell the “Property” (as defined below), and the Buyer desires to purchase the Property, but only on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing Recitals (which are incorporated herein by this reference) and for good and valuable consideration the receipt and adequacy of which is hereby acknowledged, Seller and Buyer agree as follows:

A G R E E M E N T

1. Purchase and Sale. Seller hereby agrees to sell and convey to Buyer and Buyer hereby agrees to purchase from Seller on the “Closing Date” (as defined below), subject to the terms and conditions of this Agreement, all of Seller’s right, title, estate and interest in and to all of the following:

1.1 the fee simple interest in and to those tracts or parcels of land located at 2322 East 22nd Street, Cleveland, Cuyahoga County, Ohio, and more particularly described on Exhibit A attached hereto (the “Land”);

1.2 all rights, privileges and easements appurtenant to the Land, including, without limitation, all of Seller’s right, title and interest, if any, in and to all minerals, oil, gas and other hydrocarbon substances in, on or under the Land, all development rights, air rights, water rights and water stock owned by Seller relating to the Land, and all easements, rights of way or other appurtenances of Seller used in connection with the beneficial use and enjoyment of the Land (collectively, the “Appurtenances”);

1.3 all of Seller’s right, title and interest in and to all improvements and fixtures located on the Land, including, without limitation, all buildings and structures presently located on the Land, all apparatus, equipment and appliances used in connection with the operation or occupancy of the Land, such as heating, air conditioning, and lighting systems and other facilities used to provide any utility services, refrigeration, ventilation, garbage disposal, or other services on the Land, excluding trade fixtures owned by tenants or other occupants of the Land (all of which are collectively referred to as the “Improvements” and each parcel or tract of Land, together with the Appurtenances associated therewith and the Improvements located thereon, are hereinafter sometimes individually referred to as the “Real Property”;

1.4 all tangible personal property now or hereafter owned by Seller and located on or in, or used in connection with, the Real Property, excluding tangible personal property owned by tenants or other occupants of the Real Property (the “Personal Property”).

1.5 all leases, licenses and other occupancy agreements together with all associated amendments, modifications, extensions or supplements thereto set forth on the attached Schedule 1.5(a) and any other lease, license or occupancy agreement entered into in accordance with the terms of this Agreement prior to the Closing Date (collectively, the “Leases”) with all persons or entities occupying the Real Property or any part thereof pursuant to the Leases (“Tenants”), together with all deposits held in connection with the Leases, including, without limitation, all security deposits, prepaid rent, guaranties, letters of credit and other similar charges and credit enhancements providing additional security for the Leases, as set forth on the attached Schedule 1.5(b) (“Security Deposits”);

1.6 to the extent assignable, all intangible personal property now or hereafter owned by Seller and used in the ownership, use, operation, occupancy, maintenance or development of the Real Property and Personal Property, including, without limitation (a) all licenses, permits, certificates, approvals, authorizations and other entitlements issued (the “Permits”); (b) all reports, test results, environmental assessments, surveys, plans, specifications (the "Plans”); (c) all warranties and guaranties from manufacturers, contractors, subcontractors, suppliers and installers (“Warranties”); (d) all trade names, trademarks, service marks, building and property names and building signs used in connection with the Real Property and all variations thereof (the “Tradenames”); (e) all telephone numbers, domain names, e-mail addresses and other means of contact utilized in connection with the Real Property; and (f) all other intangible property related to the Real Property, excluding the “Excluded Intangible Property” (hereafter defined) (collectively the “Intangible Property”);

1.7 To the extent approved by Buyer pursuant to Section 5.2.3, all “Service Contracts” (as defined below).

The Real Property, the Personal Property, the Leases, the Security Deposits, the Intangible Property and the Service Contracts are hereinafter referred to as the “Property”

As used herein, the term “Excluded Intangible Property” shall mean and include (i) cash and cash equivalents (excluding Security Deposits), (ii) contract rights under any contracts not assigned to Buyer, (iii) causes of action accrued in favor of Seller that arise prior to the Closing, under contracts assigned by Buyer, (iv) accounts receivable not otherwise subject to proration under this Agreement and (v) all partnership, limited liability company or corporate records of Seller, internal memoranda of Seller, financial projections or budgets prepared by or for Seller, and similar proprietary, confidential or privileged information, and any internal memoranda relating to the foregoing.

2. Purchase Price. The total Purchase Price of the Property shall be Ten Million One Hundred Thousand and No/100 Dollars ($10,100,000.00) (the “Purchase Price”), as adjusted by the prorations and adjustments provided elsewhere in this Agreement. The Purchase Price shall be paid as follows:

2.1	Deposits.

2.1.1 Within three (3) business days following the Effective Date, Buyer shall deposit into Escrow (as defined below) the amount of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (the “Deposit”), in the form of a wire transfer payable to First American Title Insurance Company (“Escrow Holder”) 777 S. Figueroa Street, Fourth Floor, Los Angeles, California 90017 (213) 271-1702, Attn: Barbara Laffer. Escrow Holder shall place the Deposit into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer, and interest thereon shall be credited to Buyer’s account and shall be deemed to be part of the Deposit.

2.1.2 On or before the Closing Date, Buyer shall deposit with the Escrow Holder to be held in Escrow the balance of the Purchase Price, as adjusted by the prorations and adjustments provided elsewhere in this Agreement in immediately available funds by wire transfer made payable to Escrow Holder.

2.1.3 Escrow Holder shall deposit the Deposit in a non-commingled trust account and shall invest the Deposit in an insured, interest bearing money market accounts, certificates of deposit, United States Treasury Bills or such other instruments as directed by Buyer and reasonably acceptable to Seller and interest thereon shall be credited to Buyer’s account and deemed to be part of the Deposit. In the event of the consummation of the purchase and sale of the Property as contemplated hereunder, the Deposit shall be paid to Seller and credited against the Purchase Price at the “Closing” (as defined below). In the event the sale of the Property is not consummated because of (a) a default by Seller, (b) Buyer exercises its rights to terminate this Agreement with respect thereto as provided herein, (c) a failure of any Buyer Condition (as defined below), or (d) a mutual agreement of the parties, then the Deposit shall be immediately and automatically paid over to Buyer without the need for any further action by either party hereto. In the event the sale of the Property is not consummated because of a default by Buyer under Section 13.2, the Deposit shall be promptly paid to and retained by Seller in accordance with Section 13.2.

2.2. Lease. At Closing, Seller shall execute a lease in a form to be mutually agreed upon by Buyer and Seller during the Due Diligence Period, pursuant to which Seller shall lease Suites 301 and 205 of the Property, containing a total of two thousand twelve (2,012) square feet for a period of three (3) years (the “Seller Lease”). Pursuant to the Seller Lease, Seller shall pay a base rent of $26.50 per square foot per year, escalating by two percent (2%) on each anniversary of the Closing Date, plus a pro rata share of any common area maintenance costs and similar additional rent which is being charged to other Tenants of the Property (collectively, the “Seller Lease Rent”). The Cirrus Group, LLC shall sign a guaranty of the Seller Lease (the “Seller Lease Guaranty”), in a form to be mutually agreed upon by such guarantor of the Seller Lease and Buyer during the Due Diligence Period. Seller will be permitted to sublease the spaced leased in the Seller Lease only with Buyer’s prior written consent which may be granted in Buyer’s sole discretion.

2.3 Completion Obligations. Seller represents, warrants and covenants that the tenant improvements set forth on the attached Schedule 2.2 (a) are the only tenant improvements currently being constructed at the Property, (b) are being constructed by the Tenant pursuant to their underlying Leases, and (c) will either (i) be completed (and all tenant improvement allowance amounts disbursed) prior to the Closing Date in compliance with the applicable Lease or (ii) be fully funded through a credit to Buyer from Seller on the Closing Date in an amount equal to the sum of Seller’s total tenant improvement obligations minus any such amounts paid to the Tenant from Seller in accordance with Seller’s tenant improvement allowance obligations under the Leases.

2.4 Preemptive Right. Seller and Buyer acknowledge and agree that the Property is subject to the right of first offer, right of first refusal or similar preemptive right to purchase in favor of a third party, more particularly described in Schedule 2.3 attached hereto (the "Preemptive Right”). As soon as reasonably practicable, but in no event later than five (5) business days after the Effective Date, Seller shall prepare and deliver (unless the same has previously been prepared and delivered) to the holder of the Preemptive Right (“Right Holder”) a notice that is effective to offer or otherwise trigger the Preemptive Right in accordance with the terms of the Preemptive Right and such Right Notice shall request that the Right Holder execute an affirmative waiver of the Preemptive Right with respect to the transactions contemplated in this Agreement in accordance with the terms of the Preemptive Right (“Right Notice”). Buyer acknowledges that the Right Holder is or may be entitled to receive a copy of this executed Agreement in order to trigger the applicable Preemptive Right. Seller shall concurrently provide Buyer with a copy of the Right Notice that is sent to the Right Holder and shall use commercially reasonable efforts (but in no event shall Seller be required to incur any cost or expense) to obtain an affirmative written waiver from the Right Holder of such Right Holder’s Preemptive Right as they relate to the transactions contemplated in this Agreement; it being understood and agreed, however, that the Preemptive Right may survive the transactions contemplated in this Agreement in connection with future sales or other transfers of the Preemptive Right Property to a subsequent purchaser. Seller hereby acknowledges and agrees that Buyer’s obligation to purchase the Preemptive Right Property is contingent on the Right Holder either (i) executing a written affirmative waiver of the Right Holder’s Preemptive Right, or (ii) electing not to (or failing to) timely exercise such Right Holder’s Preemptive Right in accordance with the terms of the Preemptive Right prior to the Scheduled Closing Date (the “Waiver Conditions”). Seller shall promptly notify Buyer and Escrow Holder in writing if and when either of the Waiver Conditions are satisfied (the “Waiver Notice”) and (a) if the Waiver Condition referenced in clause (i) above is satisfied, an original version of the affirmative written waiver shall be enclosed with the Waiver Notice, and (b) if the Waiver Condition in clause (ii) above is satisfied, an original executed written statement from Seller certifying that the applicable Right Holder has failed to timely exercise its Preemptive Right in accordance with the terms of any such Preemptive Right shall be enclosed with the Waiver Notice (the “Waiver Evidence”). In the event the Right Holder timely exercises its Preemptive Right, this Agreement will be terminated and the deposit refunded to Buyer. Alternatively, in the event the Right Holder does not exercise its Preemptive Right by the Scheduled Closing Date because such Right Holder is pursuing its Preemptive Right and/or the time period allotted such Right Holder to decide whether to exercise its Preemptive Right (the date which is three business days after the expiration of such allotted time period is herein called the “Outside Preemptive Right Closing Date”) has not expired by the applicable Scheduled Closing Date, then Buyer shall have the right to terminate this Agreement or extend the applicable Scheduled Closing Date until a date that is no later than two business days after the Outside Preemptive Right Closing Date. Subject to Section 2.4 below, in no event shall Seller be liable to Buyer, or be deemed to be in default under this Agreement if it fails to obtain Waiver Evidence or a Right Holder exercises its Preemptive Right.

3. Title to Property.

3.1 Title Insurance. At Closing, Seller shall convey and transfer, or cause to be conveyed or transferred, to Buyer (a) with respect to the Real Property, fee simple title to such Real Property by depositing the Deed (as defined in Section 6.4.1(a) below) into escrow. Evidence of delivery of such fee simple title shall be the issuance by First American Title Insurance Company (the “Title Company”) to Buyer of (a) a current TLTA Owner’s Policy of Title Insurance (Form T-1) for the Property, and (b) a 2006 ALTA Extended Coverage Owner’s Policy of Title Insurance for the Land, which shall each insure the full amount of the applicable Purchase Price, show fee title or leasehold interest, as applicable, vested exclusively in Buyer, subject only to such exceptions as Buyer shall have approved or deemed to have approved pursuant to Section 3.2 below (the “Permitted Exceptions”), with the arbitration provision and general exceptions, deleted and without survey exceptions (all subject to approval by the Title Company and payment of any associated cost therefor by Buyer), underwritten by Lawyers Title Insurance Corporation (“Title Policy”) (or the Title Company’s written commitment to issue such Title Policies). The Title Policy shall provide full coverage against all labor, mechanics’ and materialmen’s liens, and contain such endorsements as Buyer may reasonably require, including any endorsements required as a condition to Buyer’s approval of any title exceptions pursuant to Section 3.2 below (to the extent such endorsements are available) (the "Endorsements”). Notwithstanding anything in this Agreement to the contrary, and notwithstanding any approval or consent given or deemed given by Buyer hereunder, Seller covenants to cause to be released and reconveyed from the Property, and to remove as exceptions to title on or prior to the Closing Date all labor, materialmens and mechanics liens, mortgages, deeds of trust and other monetary encumbrances, assessments and/or indebtedness, except for (i) real estate taxes not yet due or payable, (the “Pre-Disapproved Exception”).

3.2 Procedure for Approval of Title. Seller shall, no later than three (3) business days following the Effective Date, provide Buyer with a title insurance commitment for the Property (“Commitment”) dated no earlier than fifteen (15) days prior to the Effective Date, together with legible copies of all items identified as exceptions therein (the “Title Documents”). Buyer shall have ten (10) days following the later of (a) the Effective Date; and (b) the receipt of the later of the Title Documents and a “Survey” (as defined in Section 4.1.1) for the Property to review and approve in writing, the condition of title to the Property (“Title Review Period”). If the Title Documents or the Survey reflect or disclose any defect, exception or other matter affecting the Property (“Title Defects”) that is unacceptable to Buyer, then Buyer shall provide Seller with written notice of Buyer’s objections no later than the conclusion of the Title Review Period; provided, however, to the extent that Buyer shall fail to notify Seller in writing within the Title Review Period either that any exception or other condition of title is not acceptable or of any specific objections to the state of title to the Property, then Buyer shall be deemed to have approved the exceptions to title and other conditions or matters that are shown on the Survey or described in the Commitment or Title Documents with respect to the Property. Seller may, at its sole option, elect, by written notice given to Buyer within three (3) business days following the conclusion of the Title Review Period (“Seller’s Notice Period”), to cure or remove (or commit to cure or remove on or before the Closing) the objections made or deemed to have been made by Buyer; provided, however, Seller shall in all events have the obligation to (i) specifically remove the Pre-Disapproved Exception, and (ii) remove any Title Defect that attaches to the Property subsequent to the conclusion of the Title Review Period (except to the extent that any such Title Defect attaches to the Property as a result of the acts of Buyer or Buyer’s agents). The failure of Seller to deliver written notice electing to cure any or all such objected to exceptions during Seller’s Notice Period shall be deemed an election by Seller not to cure such exceptions. If Seller does not deliver to Buyer written notice during the Seller’s Notice Period agreeing to cure all objections to title made by Buyer, then Buyer may terminate this Agreement by delivery to Seller of written notice of termination within three (3) business days after the expiration of Seller’s Notice Period. The failure of Buyer to deliver written notice to Seller within three (3) business days following the expiration of Seller’s Notice Period shall be deemed an election by Buyer to waive its objections as to any Title Defects that are not Pre-Disapproved Exceptions and/or that Seller has not agreed to release or cure. Should Seller elect to attempt to cure or remove any objection, such cure or removal shall be accomplished on or before the Closing Date. In the event Seller fails to cure or remove any objection which Seller agrees or is required to cure by the Closing Date, then Buyer shall be entitled, as Buyer’s sole and exclusive remedies, either to (i) terminate this Agreement in its entirety by delivery of written notice of termination to Seller on the Closing Date or (ii) waive any objections that Seller has not elected to cure and close this transaction as to the Property as otherwise contemplated herein. If, at anytime prior to the Closing Date, Buyer requests, orders or is provided with a new, updated or supplemental Commitment or Survey, which shall be certified to Buyer and Buyer’s Lender, and such new, updated or supplemental Commitment or Survey discloses one or more Title Defects that are not Permitted Exceptions (in each case, a “New Title Defect”) and any New Title Defect is unacceptable to Buyer, Buyer may, within three (3) business days after receiving such new, updated or supplemental Commitment or Survey, as the case may be, deliver to Seller another written notice of Buyer’s objections with respect to any New Title Defect only and the process described in this Section shall apply thereto provided that, the Closing Date shall not be changed as a result of any such New Title Defect.

3.3 Estoppels as to REA’s and CCR’s. Buyer shall also have the right to seek and approve of estoppel certificates (“REA Estoppels”) from any parties to or owners of property subject to any material reciprocal construction, easement, operating or similar agreement affecting the Property and from the declarant, architectural committee and/or association, as applicable, under any declaration of covenants, conditions or restrictions affecting the Property, all such agreements and declarations being referred to herein as an “REA”. Within three (3) business days following the Effective Date, Buyer shall prepare and deliver to Seller completed REA Estoppels for delivery to any such parties to REAs (the “REA Parties”) that Buyer desires to obtain. Two (2) Business Days after receipt of such completed REA Estoppels from Buyer, Seller shall deliver such completed REA Estoppels to the applicable REA Parties and request that such REA Party sign and return such completed REA Estoppel to Seller within ten (10) days after Seller’s delivery thereof. Seller shall use commercially reasonable efforts to obtain an executed REA Estoppel from each REA Party requested by Buyer; provided, however, that in no event shall Seller be required to declare an event of default under any REA for any REA Party’s failure to deliver an REA Estoppel or otherwise be required to institute legal proceedings against any REA Party in connection therewith. If Seller obtains any such REA Estoppel, however, Seller shall promptly deliver the same to Buyer. Buyer shall be required to approve an REA Estoppel unless it (i) contains a material discrepancy (as determined by Buyer in Buyer’s reasonable good faith business judgment) from the applicable REA, (ii) deviates in a substantial and materially adverse manner from the applicable form REA Estoppel provided to Seller from Buyer (as determined by Buyer in Buyer’s reasonable good faith business judgment), or (iii) discloses an alleged material breach (as determined by Buyer in Buyer’s reasonable good faith business judgment) by Seller under such REA (each an “Unacceptable REA Estoppel”). Notwithstanding the preceding sentence, any deviation from, or changes by an REA Party to, the applicable form REA Estoppel prepared by Buyer that are necessary to conform such form to the applicable provisions of the subject REA shall not provide the basis for Buyer to deem such REA Estoppel an Unacceptable REA Estoppel. Buyer shall review each REA Estoppel within five (5) business days following receipt of the fully executed REA Estoppel (the “Estoppel Review Period”). Buyer shall notify Seller of any Unacceptable REA Estoppel within the Estoppel Review Period. If Buyer timely notifies Seller of any Unacceptable REA Estoppel, Seller shall use commercially reasonable efforts to cure such matter and cause the applicable REA Party to execute a replacement REA Estoppel removing all references to the matter to which Buyer had objected. If requested REA Estoppel has not been received with respect to the Property or any REA Estoppels received constitute Unacceptable REA Estoppels, then Buyer shall have the right to terminate this Agreement by delivery of written notice to Seller on or before three (3) business days prior to the Closing Date. If Buyer does not terminate this Agreement during the Estoppel Review Period, then, except as provided in the next following paragraph of this Section 3.3, failure to obtain any requested REA Estoppel or receipt of any Unacceptable REA Estoppel shall not authorize Buyer to thereafter terminate this Agreement and receive back the Deposit. Nevertheless, if Buyer does not terminate this Agreement during the Estoppel Review Period, then Seller agrees to continue to seek the requested REA Estoppel or a modified REA Estoppel to delete the language causing any received REA Estoppel to be an Unacceptable REA Estoppel following the end of the Estoppel Review Period and prior to the Closing Date. In no event shall Seller be liable to Buyer for, or be deemed to be in default under this Agreement by reason of, the failure to obtain an executed REA Estoppel from any REA Parties.

Notwithstanding anything to the contrary, in the event any REA contains provisions (i) placing monetary obligations on the Seller and/or (ii) requiring Seller to undertake any maintenance obligations and/or (iii) placing restrictions or limitations on improvement activities on the Property, then Buyer’s receipt and acceptance of an REA Estoppel with respect to such REA(s) shall be a condition of Buyer’s obligation to close; provided, however, in no event shall Seller be liable to Buyer for, or be deemed to be in default under this Agreement by reason of, the failure to obtain an executed REA Estoppel from any such REA Party.

4. Due Diligence Items.

4.1 With respect to the Property or any part thereof, Seller shall, on or before the date that is one (1) business day after the Effective Date (the “Delivery Date”), deliver or cause to be delivered to Buyer, each of the following (collectively, the “Due Diligence Items”):

4.1.1 All existing ALTA survey(s) (the “Survey”);

4.1.2 Copies of all Leases presently in effect, together with any amendments or modifications thereto;

4.1.3 A “Rent Roll” for the calendar month immediately preceding the Effective Date, showing with respect to each Tenant: (a) the name of the Tenant, (b) the number of rentable square feet in Tenant’s premises as set forth in Tenant’s Lease, (c) the current monthly base rental payable by such Tenant, (d) the term of the Lease, (e) any available options for the Tenant under the Lease, and (f) the amount of any security deposit;

4.1.4 A Rent Roll current as of December, 2008, 2009 and 2010 year to date, to the extent Seller has the same in its possession;

4.1.5 An aging report showing, with respect to each Tenant, the date through which such Tenant has paid rent and a Tenant by Tenant monthly aging report for the preceding 24 months;

4.1.6 Copies of all Service Contracts;

4.1.7 All site plans, leasing plans, as-built plans, drawings, environmental, mechanical, electrical, structural, soils and similar reports and/or audits and plans and specifications in the possession of Seller or under the control of Seller, if any;

4.1.8 True and correct copies of the real estate and personal property tax statements for each of the two (2) years prior to the current year and, if available, for the current year;

4.1.9 A schedule of all current or pending litigation, if any, or otherwise with respect to Seller that might have a material adverse effect on Seller’s ability to perform hereunder, together with a brief description of each such proceeding;

4.1.10 Operating statements for the two prior calendar years and the current year to date, or if shorter, for any periods during which Seller was owner of the Property;

4.1.11 Copies of Tenant files maintained by Seller and Seller’s agents, including Seller’s property manager, and records relating to the ownership and operation of the Property;

4.1.12 Copies of all sales tax returns filed by Seller relating to the ownership and operation of the Property;

4.1.13 An inventory of all personal property located which is used in the maintenance of the Property or stored for future use with the Property;

4.1.14 Copies of utility bills for the two prior calendar years and the current year to date or if shorter, for any periods during which Seller was the owner of the Property;

4.1.15 Any existing environmental reports; and

4.1.16 Copies of all transaction privilege and rent tax returns and proof of payment, if applicable.

4.2 Updated Survey. Seller shall, at Seller’s expense, on or before the date that is twenty (20) days after the Effective Date, deliver or cause to be delivered to Buyer a current ALTA survey of the Property (the “Updated Survey”), prepared by a registered surveyor and acceptable to Buyer.

5. Inspections.

5.1 Procedure; Indemnity. Buyer, at its sole expense, shall have the right to conduct feasibility, environmental, engineering and physical studies of the Real Property at any time from and after the Effective Date and continuing until June 21, 2010 (the “Due Diligence Period”). If Buyer notifies Seller of any required items that have not been delivered (which notice shall specify with reasonable particularity which items have not been so delivered), Seller shall produce such items as are in Seller’s possession within two (2) business days and shall use reasonable efforts to obtain any such items as are not in Seller’s possession (whereupon any such item shall be delivered to Buyer within two (2) business days of Seller’s receipt). Buyer and its duly authorized agents or representatives shall be permitted to enter upon the Real Property at all reasonable times during the Due Diligence Period in order to conduct tenant interviews, engineering studies, soil tests and any other inspections and/or tests that Buyer may deem necessary or advisable, including Phase I environmental investigations (collectively, the "Inspections”); provided that (i) in the case of Tenant interviews, Seller shall use its best efforts to arrange such interview within 24 hours of Buyer’s request therefor at the soonest practicable time and Seller or a representative of Seller shall be entitled to accompany Buyer or its representative on such interviews for the sole purposes of observing such interviews and shall not interfere with, lead or otherwise participate in the interviews; and (ii) all engineering studies, soil tests and other inspections that require drilling, boring on or through the surface of the Building and/or Property must be approved by Seller in writing in advance. Seller agrees not to unreasonably withhold its consent for such tests; provided that, in the event of any invasive or destructive tests or tests which Seller determines in its discretion may be destructive of any of the improvements, such consent may be given or withheld in Seller’s sole discretion. Buyer agrees to promptly discharge any liens that may be imposed against the Property as a result of Buyer’s Inspections and to defend, indemnify and hold Seller harmless from all claims, suits, losses, costs, expenses (including without limitation court costs and attorneys’ fees), liabilities, judgments and damages (collectively, “Claims”) incurred by Seller as a result of any Inspections performed by Buyer; provided, however, that Buyer shall not be responsible for any Claims arising out of any obligations and liabilities of Seller, including Claims arising out of Buyer’s discovery of a pre-existing condition at the Property, including reporting any such condition to the appropriate authorities if required to do so by law and Seller shall be solely responsible for any Claims arising out of Buyer’s discovery of such pre-existing condition at the Property, and for compliance with any reporting obligation that arises from such discovery. In the event the purchase and sale of the Property is not concluded for any reason, Buyer shall restore the condition of the Property to substantially the condition in which the Property was found prior to any disturbance thereto caused by the Inspections. Prior to Buyer entering the Property to conduct the inspections and tests described above, Buyer shall obtain and maintain, and shall cause each of its contractors and agents to maintain, general liability insurance in the amount of Five Hundred Thousand and No/100 ($500,000.00) combined single limit for personal injury and property damage per occurrence.

5.2	Approval.

5.2.1 Buyer shall have until the conclusion of the Due Diligence Period to approve or disapprove of the Inspections and the Due Diligence Items enumerated in Section 4 with respect to the Property. If Buyer shall fail to deliver a written notice to Seller and Escrow Holder within the Due Diligence Period approving the condition of the Property this Agreement shall thereupon be automatically terminated.

5.2.2 Notwithstanding anything to the contrary contained herein, Buyer hereby agrees that in the event this Agreement is terminated for any reason, then Buyer shall promptly and at its sole expense return to Seller all Due Diligence Items which have been delivered by Seller to Buyer in connection with Buyer’s inspection of the Real Property within one (1) business day following the termination of this Agreement. Buyer shall retain no copies of any such items and shall use commercially reasonable efforts to return all copies of Due Diligence Items which Buyer has delivered to third parties in accordance with this Agreement.

5.2.3 On or before the expiration of the Due Diligence Period, Buyer may deliver a written notice to Seller (the “Contracts Notice”) identifying those service contracts, vending machine, telecommunications and other facilities leases, utility contracts, maintenance contracts, management contracts, leasing contracts, equipment leases, brokerage and leasing commission agreements and other agreements or rights related to the construction, ownership, use, operation, occupancy, maintenance, repair or development for the Property (such designated Service Contracts shall be collectively referred to herein as the “Assigned Contracts”). All Service Contracts that are not Assigned Contracts (the “Terminated Contracts”) shall be terminated at Closing by Seller or otherwise satisfied by Seller whereupon the Terminated Contracts shall not be assigned to, or assumed by, Buyer. To the extent that any Terminated Contracts require payment of a penalty or premium for cancellation, Seller shall be solely responsible for the payment of any such cancellation fees or penalties. If Buyer fails to deliver the Contracts Notice on or before the expiration of the Due Diligence Period, there shall be no Terminated Contracts and Buyer shall assume all of the Service Contracts listed on Schedule 5.2.3 on the Closing Date.

6. Escrow and Closing.

6.1 Opening of Escrow. Purchase and sale of the Property shall be consummated through an escrow (“Escrow”) to be opened with Escrow Holder within two (2) business days after the execution of this Agreement by Seller and Buyer. This Agreement shall be considered as the Escrow instructions between the parties, with such further consistent instructions as Escrow Holder shall require in order to clarify its duties and responsibilities. If Escrow Holder shall require further Escrow instructions, Escrow Holder may prepare such instructions on its usual form. Such further instructions shall, so long as not inconsistent with the terms of this Agreement, be promptly signed by Buyer and Seller and returned to Escrow Holder within three (3) business days of receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and any further Escrow instructions, the terms and conditions of this Agreement shall control.

6.2 The Closing Date. The consummation of the purchase and sale of the Property (the "Closing”) shall occur on June 25, 2010 (the “Scheduled Closing Date”). The date upon which the Closing occurs with respect to the Property shall be referred to as the “Closing Date”; provided, however, that Buyer may extend the Closing Date for up to two (2) business days to allow for the delivery of the Waiver Notice pursuant to Section 2.4.

6.3 Buyer Required to Deliver. No later than one (1) business day prior to the Closing Date (except as specified below), Buyer shall deliver to Escrow Holder the following:

6.3.1 Purchase Price. On or before the Closing Date, the balance of the Purchase Price, adjusted for the prorations and any adjustments provided elsewhere in this Agreement; provided, however, that Buyer shall not be required to deposit the balance of the Purchase Price into Escrow until Buyer has been notified by Escrow Holder that (i) Seller has delivered to Escrow each of the documents and instruments to be delivered by Seller in connection with Buyer’s purchase of the Property, (ii) Title Company has committed to issue and deliver the Title Policy for the Property to Buyer, and (iii) the only impediment to Closing is delivery of such amount by or on behalf of Buyer.

6.3.2 Title Documents. On or before the Closing Date, such other documents as the Title Company may require from Buyer in order to issue the Title Policy.

6.3.3 Assignment Agreement. Two (2) originals of an Assignment and Assumption Agreement in the form attached hereto as Exhibit E (the “Assignment Agreement”), duly executed by Buyer.

6.3.4 Other Documents. Such other documents as may be required by this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, provided that such documents shall not increase Buyer’s liability or result in a material expense to Buyer.

6.4	Seller Required to Deliver.

6.4.1 Seller shall deliver to Escrow Holder the following no later than one (1) business day prior to the Closing Date, unless otherwise specifically set forth below.

(a) Deed. With respect to the Property, one (1) original Limited Warranty Deed in the form attached hereto as Exhibit B, duly executed and acknowledged by Seller in a proper form for recording, which shall convey fee simple title to Buyer (the “Deed,”).

(b) Assignment Agreement. Two (2) originals of the Assignment Agreement, duly executed by Seller.

(c) FIRPTA. One (1) original certification as to Seller’s non-foreign status which complies with the provisions of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, any regulations promulgated thereunder (“Internal Revenue Code”), and any revenue procedures or other officially published announcements of the Internal Revenue Service or the U.S. Department of the Treasury in connection therewith (the “FIRPTA”).

(d) Tenant Notice. One (1) original letter, in a form acceptable to Buyer, duly executed by Seller, advising the Tenants of the change in ownership of the Property.

(e) Estoppels and SNDAs. Provided that Buyer has delivered to Seller the appropriate form no later than June 4, 2010, then Seller shall deliver, no later than three (3) business days prior to Closing Date, Tenant’s estoppel certificates, as required by and provided for in Section 9.1.6, and “SNDA,” as defined in and provided for in Section 9.1.6.

(f) Representation Letter. On or before one (1) business day prior to the Closing Date, one (1) Representation Letter in the form attached hereto as Exhibit C (“Representation Letter”) to Buyer, executed by Seller’s Chief Financial or Executive Officer, together with one (1) completed version of the Statement on Auditing Standards (SAS) 99 Questionnaire attached thereto (“SAS 99 Questionnaire”).

(g) Attorney Response Letter. On or before one (1) business day prior to the Closing Date, one (1) letter drafted in response to the Audit Inquiry Letter (as defined in, and delivered pursuant to, Section 14 below) to Buyer, executed by Seller’s counsel (“Attorney Response Letter”).

(h) Title Documents. With respect to the Property, such other documents and instruments, executed and properly acknowledged by Seller, if applicable, as Title Company may require from Seller in order to issue the Title Policy, provided that such documents and instruments are consistent with the terms of this Agreement.

(i) Other Documents. With respect to the Property, such other documents as may be required by this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, provided that such documents shall not increase Seller’s liability or result in a material expense to Seller.

(j) Rent Roll. A current Rent Roll certified by Seller as being true and accurate as of the Closing Date.

6.4.2 With respect to the Property, within one (1) business day after the Closing Date, Seller shall deliver to Buyer the following:

(a) Keys. all keys to all buildings and other improvements located on the Real Property, combinations to any safes thereon, and security devices therein in Seller’s possession.

(b) Leases. the original Leases, Service Contracts, Permits, Plans and Warranties.

(c) Records. all records and files relating to the management or operation of the Real Property, including, without limitation, all insurance policies, all Service Contracts, all tenant files (including correspondence), property tax bills, and all calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by Tenants of the Property.

6.5	Buyer’s Costs. With respect to the Property, Buyer shall pay the following:

	6.5.1 6.5.2 6.5.3 6.5.4	one-half (1/2) of the Escrow Holder’s fee; all costs of Endorsements; all costs of the extended ALTA coverage for the Property; Buyer’s attorneys’ fees;

6.5.5 the cost of including any information on the survey requested by Buyer which is not required for an ALTA survey; and

6.5.6 all other costs customarily borne by buyers of real property in the County in which the Property is located.

6.6	Seller’s Costs. With respect to the Property, Seller shall pay the following:

	6.6.1	one-half (1/2) of the Escrow Holder’s fee;

6.6.2 all realty transfer, recordation and documentary fees, stamps and taxes imposed on the conveyance of the Property, including, without limitation, the Deed and the transaction contemplated by this Agreement;

6.6.3 all costs incurred in connection with the prepayment, satisfaction or reconveyance of any loan encumbering the Property or any portion thereof, including, without limitation, all prepayment, reconveyance and recording fees, penalties or charges, and any legal fees associated therewith, and any other document(s) required by the Title Company in order to release Title Defects or New Title Defects;

6.6.4 the base policy amount for the ALTA Standard Coverage Owner’s/Leasehold Policy of Title Insurance relating to the Property, to be issued to Buyer by the Title Company at Closing, all title search and examination fees and all fees related to the issuance of the Commitment;

6.6.5 the cost of the Survey and the Updated Survey;

6.6.6 Seller’s attorney fees;

6.6.7 all real estate commissions due in connection with this transaction pursuant to Section 21 below; and

6.6.8 all other costs customarily borne by sellers of real property in the County in which the Property is located.

6.7	Prorations.

6.7.1 Items to be Prorated. With respect to the Property, the following shall be prorated between Seller and Buyer as of the Closing Date with Buyer being deemed the owner of the Property as of the Closing Date with Buyer receiving credit for or charged with the entire day of the Closing. Except as hereinafter expressly provided, all prorations shall be done on the basis of a three hundred sixty-six (366) day year and the actual number of days elapsed to the Closing Date or the actual number of days in the month in which the Closing occurs and the actual number of days elapsed in such month to the Closing Date, as applicable:

(a) Taxes and Assessments. Seller shall pay on or before the Closing any and all delinquent real estate and personal property taxes and assessments with respect to the Property. General real estate and personal property taxes and assessments that accrue during and are payable for the year in which the Closing occurs shall be prorated as of the Closing Date; provided, however, that Seller shall pay on or before Closing the full amount of any bonds or assessments against the Property, including interest payable therewith, and including any bonds or assessments that may be payable after the Closing Date, that are a result of or relate to the construction or operation of any Improvements or any public improvements that serve only the Property. If after the Closing there is any retroactive increase in the real or personal property taxes or assessments imposed on the Property: (1) if such increase relates to the tax year in which the Closing occurred, then such increase shall be prorated by Seller and Buyer on a per diem basis based on their respective periods of ownership during the period to which such increase applies, (2) if such increase relates to any tax year subsequent to the tax year which the Closing occurred, then such increase shall be the obligation of Buyer, and (3) if such increase relates to any tax year prior to the tax year in which the Closing occurred, then such increase shall be the obligation of Seller. The prorations shall be based upon the most recently issued tax bill for the Property. If the most recent tax bill is not for the current tax year, then the parties shall reprorate within sixty (60) days of the receipt of the tax bill for the current tax year or any later adjustment thereto as a result of a retroactive increase in the taxes as described above.

(b) Rents. Buyer will receive a credit at closing for all rents (other than CAM Charges) collected by Seller prior to the Closing Date and allocable to the period from and after the Closing Date based upon the actual number of days in the month. No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from the Tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Leases. Buyer shall cooperate with Seller after the Closing Date to collect any rent under the Leases, which have accrued as of the Closing Date; provided, however, Buyer shall not be obligated to sue any Tenant, or exercise any legal remedies under any Lease or to incur any expense over and above its own regular collection expenses. All payments collected from the Tenants, after the Closing Date shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after the Closing Date and finally to any rent due to Seller for the period prior to Closing Date; provided, however, notwithstanding the foregoing, if Seller collects any payments from Tenants, after the Closing Date through its own collection efforts, Seller may first apply such payments to rent due Seller for the period prior to the Closing Date.

(c) CAM Charges. To the extent that Tenants are reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charge(s)”), CAM Charges shall be prorated at Closing and again subsequent to Closing, as of the Closing Date on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Lease for the CAM Lease Year (as defined below) in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. Five (5) days prior to the Closing Date Seller shall submit to Buyer an itemization of its actual CAM Charge expenses through such date and the amount of CAM Charges received by Seller as of such date, together with an estimate of CAM Charges to be incurred to, but not including, the Closing Date. In the event that Seller has received CAM Charge payments in excess of its actual CAM Charge expenses, Buyer shall be entitled to receive a credit against the Purchase Price for the excess. In the event that Seller has received CAM Charge payments less than its actual CAM Charge expenses, to the extent that the Leases provide for a “true up” at the end of the CAM Lease Year, Seller shall be entitled to receive any deficit but only after Buyer has received any true up payment from the Tenant. Upon receipt by either party of any CAM Charge true up payment from a Tenant, the party receiving the same shall provide to the other party its allocable share of the “true up” payment within five (5) days of the receipt thereof.

To assist Buyer in preparing “true up” reconciliation at the end of the CAM Lease Year, Seller shall deliver to Buyer records of all of Seller’s CAM Charge expenditures at the Closing.

(d) Operating Expenses. Except as provided in Section 6.7.3, all operating expenses (including all charges under the Service Contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the "Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Close Date and the number of days in the Current Billing Period from and after the Closing Date, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

(e) Security Deposits; Prepaid Rents. All deposits, including, without limitation, all prepaid rentals, damage, and other tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under the Leases, if and to the extent that such deposits are in Seller’s actual possession or control and have not been otherwise applied by Seller to any obligations of any Tenants under the Leases, and any interest earned thereon which by law or the terms of the Leases, could be required to be paid or refunded to Tenants, as applicable, shall be assigned to Buyer and either delivered to Buyer or, at Buyer’s option, credited to Buyer against the Purchase Price, and upon the Closing Date, Buyer shall assume full responsibility for all security deposits to be refunded to the Tenants under the Leases (to the extent the same are required to be refunded by the terms of such Leases or applicable). To the extent that any free rent, abatements or other unexpired concessions under any Leases (collectively, "Abatements”) apply to any period after the Closing Date, Buyer shall be entitled to a credit against the Purchase Price for the amount of any such Abatements. In the event that any security deposits are in a form other than cash (the instrument constituting such security deposits shall be known as, the “Non-Cash Security Deposits”), Seller will, at Closing cause Buyer to be named as beneficiary under the Non-Cash Security Deposits. Buyer will not receive a credit against the Purchase Price for such security deposits. In the event that Buyer cannot be named the beneficiary under the Non-Cash Security Deposits as of the Closing Date, a cash escrow equal to the amount of the Non-Cash Security Deposit will be established at the Closing until the Non-Cash Security Deposits are reissued in Buyer’s name. Prior to such time of reissue, Buyer shall be entitled to draw from such cash escrow in the event the terms of the relevant lease entitle Buyer, as landlord, to draw on the Non-Cash Security Deposit.

(f) Leasing Costs. Seller shall receive a credit at the Closing for all leasing costs, including tenant improvement costs and allowances, and its pro-rata leasing commissions, previously paid by Seller in connection with any Lease or modification to an existing Lease which was entered into after the Effective Date and which is approved or deemed approved by Buyer pursuant to this Agreement, which approval included approval of the tenant improvement costs. Seller’s pro-rata share shall be equal to a fraction which has as its numerator the number of months left in the base term of the Lease after the Closing Date and which has as its denominator the number of months in the base term of the Lease. Seller shall pay for all tenant improvement allowances and leasing commissions with respect to the premises leased as of the Effective Date by the Tenants pursuant to the Leases in effect as of the Effective Date, to the extent that such improvement allowances and leasing commissions are unpaid as of the Closing Date.

6.7.2 Calculation; Reproration. Seller shall prepare and deliver to Buyer no later than three (3) business days prior to the Closing Date an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. Buyer shall notify Seller within two (2) days after its receipt of such estimated closing statement of any items which Buyer disputes, and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties (which shall not be withheld if prepared in accordance with this Agreement) shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date (except with respect to CAM Charges, taxes and assessments, in which case such adjustment shall be made within sixty (60) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

6.7.3 Items Not Prorated. Seller and Buyer agree that (a) on the Closing Date, the Property will not be subject to any financing arranged by Seller; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (c) utilities, including telephone, electricity, water and gas, shall be read on the Closing Date and Buyer shall take all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the applicable Closing Date, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the applicable Closing Date, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities except that, in the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 6.7.2 above.

6.7.4 Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

6.7.5 Survival. This Section shall survive the Closing.

6.8 Duties of Escrow Holder. Escrow Holder’s Obligations at Closing. Escrow Holder shall undertake the following at or promptly after Closing:

6.8.1 If necessary, Escrow Holder is authorized and instructed to insert the Closing Date as the effective date of any documents conveying interests herein or which are to become operative as of the Closing Date;

6.8.2 With respect to the Property, cause the Deed and any other recordable instruments which the parties so direct to be recorded in the Official Records of the Recorder of the County in which the Property is located. If permitted by applicable law, Escrow Holder is hereby instructed not to affix the amount of the documentary transfer tax on the face of the Deed, but to pay on the basis of a separate affidavit of Seller not made a part of the public record;

6.8.3 Cause each non-recorded document to be delivered to the party acquiring rights thereunder, or for whose benefit such document was obtained;

6.8.4 With respect to the Property, deliver the Title Policy to Buyer as soon as practicable; and

6.8.5 Deliver to Seller the Purchase Price and such other funds, if any, as may be due to Seller by reason of credits under this Agreement, less all items chargeable to Seller under this Agreement.

6.8.6 Comply with all applicable federal, state and local reporting and withholding requirements relating to the close of the transactions contemplated herein. Without limiting the generality of the foregoing, to the extent the transactions contemplated by this Agreement involve a real estate transaction within the purview of Section 6045 of the Internal Revenue Code, Escrow Holder shall have sole responsibility to comply with the requirements of Section 6045 of the Internal Revenue Code (and any similar requirements imposed by state or local law). For purposes hereof, Seller’s tax identification number is 20-8523072. Escrow Holder shall defend, indemnify and hold Buyer, Seller and their counsel free and harmless from and against any and all liability, claims, demands, damages and costs, including reasonable attorney’s fees and other litigation expenses, arising or resulting from the failure or refusal of Escrow Holder to comply with such reporting requirements.

7 Seller Representations, Warranties, and Covenants.

7.1 Representations and Warranties. Seller hereby represents and warrants as of the date hereof and as of the Closing Date by appropriate certificate to Buyer as follows:

7.1.1 Organization and Authorization. Vincent MBL Investors, LP is a limited partnership duly formed and validly existing under the laws of the State of Texas. Vincent MBL Investors, LP is qualified to do business and is in good standing in the State of Ohio. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Seller is a party or otherwise bound. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

7.1.2 No Conflicting Agreements. The execution and delivery by Seller of, and the performance of and compliance by Seller with, the terms and provisions of this Agreement, do not (a) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, Seller’s Agreement of Limited Partnership, or any other agreement or instrument to which Seller is a party or by which all or any part of the Property is bound, (b) violate any restriction, requirement, covenant or condition to which all or any part of the Property is bound, (c) to the actual knowledge of Seller, constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance or rule applicable to Seller or the Property, (d) constitute a violation of any judgment, decree or order applicable to Seller or specifically applicable to the Property, or (e) require the consent, waiver or approval of any third party.

7.1.3 Title. Seller has good and indefeasible title to the Property. Except as disclosed in Schedule 2.3, there are no outstanding rights of first refusal, rights of first offer, rights of reverter or other similar rights or options relating to the Real Property or any interest therein. To Seller’s actual knowledge, except for the Leases, there are no unrecorded or undisclosed documents or other matters which affect title to the Property since the date of acquisition thereof. Subject to the Leases, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Property, without material complaint or objection by any person.

7.1.4 FIRPTA. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code.

7.1.5 Employees. There are no on-site employees of Seller at the Property, and following the Closing Date, Buyer shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Property.

7.1.6 Litigation. Except as set forth on any schedule of litigation delivered pursuant to Section 4.1.9, there are no actions, suits or proceedings pending, or to the best of Seller’s knowledge, threatened against Seller and affecting any portion of the Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

7.1.7 Compliance with Laws and Environmental Conditions. Except as expressly set forth in the Due Diligence Items, Seller has not received any written notice from any governmental or quasi-governmental authority of any violations of any applicable federal, state or local laws, statutes, rules, regulations, ordinances, orders or requirements (collectively, “Laws”) noted or issued by any governmental authority having jurisdiction over or affecting the Property, including, without limitation, Laws relating to “Hazardous Materials”. For purposes of this Agreement, “Hazardous Materials” are substances defined as: “toxic substances,” “toxic materials,” “hazardous waste,” “hazardous substances,” “pollutants,” or “contaminants” as those terms are defined in the Resource, Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et. seq.), the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et. seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. § 1801 et. seq.), the Toxic Substances Control Act of 1976, as amended (15 U.S.C. § 2601 et. seq.), the Clean Air Act, as amended (42 U.S.C. § 1251 et. seq.) and any other federal, state or local law, statute, ordinance, rule, regulation, code, order, approval, policy and authorization relating to health, safety or the environment; asbestos or asbestos-containing materials; lead or lead-containing materials; oils; petroleum-derived compounds; pesticides; or polychlorinated biphenyls. No part of the Property has been previously used by Seller, or to the actual knowledge of Seller, by any other person or entity, for the storage, manufacture or disposal of Hazardous Materials, except as may be disclosed in the Due Diligence Items. Except as set forth in the Due Diligence Items, to the actual knowledge of Seller, there are no underground storage tanks of any nature located on any of the Property. The Due Diligence Items are all the reports in Seller’s possession or control dealing with environmental matters relating to the Property.

7.1.8 Unpaid Claims. As of the Closing Date, there will be no unpaid bills (except as set forth in Schedule 2.2), claims, or liens in connection with any construction or repair of the Property except for those that will be paid in the ordinary course of business prior to the Closing Date or which have been bonded over or the payment of which has otherwise been adequately provided for to the satisfaction of Buyer.

7.1.9 Leases. The information in the Rent Roll is true, correct, and complete. Seller has or will pursuant to Section 4 and Section 7.3 deliver to Buyer a true, accurate and complete copies of the Leases and there are no leases, subleases, licenses, occupancies or tenancies in effect pertaining to any portion of the Property, and no persons, tenants or entities occupy space in the Property, except as stated in the Rent Roll. There are no options or rights to renew, extend or terminate the Leases or expand any Lease premises, except as set forth in the Leases. No brokerage commission or similar fee is due or unpaid by Seller with respect to any Lease, and there are no written or oral agreements that will obligate Buyer, as Seller’s assignee, to pay any such commission or fee under any Lease or extension, expansion or renewal thereof. To the actual knowledge of Seller, the Leases and any guaranties thereof are in full force and effect, and are subject to no defenses, setoffs or counterclaims for the benefit of the Tenants thereunder. Neither Seller nor, to Seller’s actual knowledge, any Tenant is in default under its Lease, or as may be shown on the Rent Roll. Except as may be provided in the Leases, Seller has no obligation to any Tenant under the Leases to further improve such Tenant’s premises or to grant or allow any rent or other concessions. No rent or other payments have been collected in advance for more than one (1) month and no rents or other deposits are held by Seller, except the security deposits described on the Rent Roll and rent for the current month. Each rental concession, rental abatement or other benefit granted to Tenants under the Leases will have been fully utilized prior to the Closing Date.

7.1.10 Condemnation Proceedings. To Seller’s actual knowledge, there are no presently pending or contemplated proceedings to condemn the Property or any part of it.

7.1.11 Utilities. To Seller’s actual knowledge, all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by law or by the normal operation of the Property are connected to the Property and are adequate to service the Property in its present use and normal usage by the Tenants and occupants of the Property and are in good working order and repair.

7.1.12 Permits. To Seller’s actual knowledge, Seller has all licenses, permits (including, without limitation, all building permits and occupancy permits), easements and rights-of-way which are required in order to continue the present use of the Property and ensure adequate vehicular and pedestrian ingress and egress to the Property.

7.1.13 Service Contracts. Except for the Leases set forth on Schedule 1.5(A) and the Service Contracts set forth on Schedule 5.2.3, to Seller’s actual knowledge, there are no agreements, written or oral, relating to the management, leasing, operation, maintenance and/or improvement of the Property or any portion thereof. Seller has not delivered or received any notice alleging any default in the performance or observance of any of the covenants, conditions or obligations to be kept, observed or performed under any of the Service Contracts. To Seller’s actual knowledge, Seller has delivered to Buyer a true, correct and complete copy of each of the Service Contracts (including all amendments thereto).

7.1.14 Personal Property. Seller has good title to all the Personal Property.

7.1.15 Operating Statements. The operating statements for the Property furnished to Buyer in connection with or pursuant to this Agreement (a) are the only operating statements for the Property for the operating period to which they relate that have been prepared by or for Seller and (b) accurately reflect the financial condition of the Property as of the date thereof.

7.1.16 Rights. Neither Seller nor, to Seller’s actual knowledge any previous owner of the Property has, except by operation of law, sold, transferred, conveyed, or entered into any agreement regarding “air rights,” “excess floor area ratio,” or other rights or restrictions relating to the Property except as otherwise expressly set forth in the Title Policy for the Property.

7.1.17 Due Diligence Items. To Seller’s knowledge, the Due Diligence Items provided to Buyer constitute all of the material documents, information, data, reports or written materials that are related to the Property in Seller’s possession, control or known to Seller and to Seller’s knowledge, do not contain any material inaccuracies.

7.1.18 Patriot Act Compliance. To the extent applicable to Seller, Seller has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), to the extent such Laws are applicable to Seller. Seller is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

7.1.19 Tax Appeals. Seller is not currently in the process of appealing any back real estate taxes.

EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND ALL OTHER DOCUMENTS DELIVERED IN CONNECTION WITH THE CLOSING AND EXECUTED BY SELLER, BUYER ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER BY SELLER OR ANY AGENT OR EMPLOYEE THEREOF REGARDING THE PROPERTY INCLUDING, WITHOUT LIMITATION, ITS PHYSICAL CONDITION, ITS SUITABILITY FOR ANY PARTICULAR PURPOSE, ITS COMPLIANCE WITH LAWS, INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LAWS, OR THE ABSENCE OF HAZARDOUS SUBSTANCES THEREUPON, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, EXCEPT FOR ANY LIMITED WARRANTIES CONTAINED HEREIN AND ALL OTHER DOCUMENTS DELIVERED IN CONNECTION WITH THE CLOSING AND EXECUTED BY SELLER. EXCEPT TO THE EXTENT OF SELLER’S REPRESENTATIONS, WARRANTIES AND/OR COVENANTS UNDER THIS AGREEMENT AND ALL OTHER DOCUMENTS DELIVERED IN CONNECTION WITH THE CLOSING AND EXECUTED BY SELLER, BUYER SHALL ACCEPT THE PROPERTY IN ITS “AS IS,” “WHERE IS,” “WITH ALL FAULTS” CONDITION, AND SELLER HEREBY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EXPRESS OR IMPLIED.

BUYER ACKNOWLEDGES THAT IT IS A SOPHISTICATED REAL ESTATE INVESTOR WHO SHALL HAVE HAD, AS OF THE CLOSING DATE, OPEN ACCESS TO, AND SUFFICIENT TIME TO REVIEW, ALL INFORMATION, DOCUMENTS, AGREEMENTS, STUDIES AND TESTS RELATING TO THE PROPERTY THAT BUYER ELECTS TO CONDUCT, AND CONDUCT A COMPLETE AND THOROUGH INSPECTION, ANALYSIS AND EVALUATION OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO ENVIRONMENTAL ISSUES, IF ANY, AND SHALL CONDUCT SUCH TESTS, PRIOR TO THE CLOSING DATE, AND RECEIVE AND REVIEW SUCH INFORMATION AS BUYER SHALL REQUIRE IN THE COURSE OF ITS INVESTIGATION.

BUYER SHALL UNDERTAKE SUCH INVESTIGATION AS BUYER SHALL DETERMINE TO BE APPROPRIATE TO INVESTIGATE THE CONDITION OF THE PROPERTY AS WELL AS ALL FACTS, CIRCUMSTANCES AND INFORMATION WHICH MAY AFFECT THE USE AND OPERATION OF THE PROPERTY.

Prior to the Closing Date, Seller shall have the right to update Seller’s representations and warranties to the extent facts and circumstances have changed so as to render any such representations and warranties not true in all material respects. In the event of any change in the representations and warranties, Buyer shall have the right to terminate this Contract by delivery of written notice to Seller upon the first to occur of (i) the expiration of five (5) business days following the receipt of Seller’s written notification of the change in representation and warranties or (ii) the Closing Date. To be effective any Seller notice of change must specify the representation or warranty that is being modified and include an update representation or warranty that is accurate. In the event Buyer does not terminate this Agreement within the period provided, Buyer shall be deemed to have waived such change in the Seller’s warranties and representations and such changed warranties and representations shall be deemed to be Seller’s representations and warranties as of the Closing Date. In the event of any such change and failure on the part of Buyer to terminate this Agreement within the period provided, Seller’s indemnification under Section 7.2 of this Agreement apply to Seller’s representations and warranties, as modified pursuant to this paragraph.

7.2 Indemnity; Survival. The foregoing representations and warranties of Seller are made by Seller as of the date hereof and again as of Closing Date and shall survive the Closing and shall not be merged as of the date of the Closing Date hereunder. To the greatest extent permissible by law, if the Closing occurs, Seller shall reimburse, indemnify, defend and hold harmless Buyer from any and all causes of action, claims, demands, losses, liabilities, costs or expenses (including, without limitation, reasonable attorneys’ fees and expenses) arising as a result of any breach of a representation or warranty made in this Agreement by Seller and/or from any transactions or occurrences relating to the Property prior to the Closing Date, caused by Seller and/or Seller’s agents or employees, other than solely as a result of the acts of Buyer and/or any of Buyer’s employees, agents, representatives, contractors or invitees upon any Property prior to the Closing Date. The terms of Seller’s indemnity set forth above with respect to the representations and warranties made herein shall survive following the Closing for a period of twelve (12) months (the “Survival Period”) and any claim based upon a breach of Seller’s representations and warranties not made within the Survival Period shall be irrevocably waived, except in the case of fraud or willful misrepresentation, in which case such representations and warranties shall survive independent of this limitation; provided, however, that for matters as to which Buyer has given Seller written notice within the Survival Period, the representation and warranties of Seller that are related to the matters in such written notice shall survive until all liabilities arising out of the matters described in such written notice have been satisfied.

7.3 Covenants of Seller. With respect to the Property, Seller hereby covenants from and after the Effective Date as follows:

7.3.1 To cause to be in force fire and extended coverage insurance upon the Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Property in at least such amounts, and with the same deductibles, as are maintained by Seller on the date hereof.

7.3.2 To not enter into any new lease with respect to the Property, without Buyer’s prior written consent. Exercise of a mandatory renewal option shall not be considered a new lease. To the extent specifically disclosed to and approved by Buyer in connection with any request for approval, any brokerage commission and the cost of Tenant improvements or other allowances payable with respect to a new Lease shall be prorated between Buyer and Seller in accordance with their respective periods of ownership as it bears to the primary term of the new Lease. Further, Seller will not modify or cancel any existing Lease covering space in the Real Property without first obtaining the written consent of Buyer. Buyer shall have five (5) business days following receipt of a request for any consent pursuant to this Section in which to approve or disapprove of any new Lease or any modification or cancellation of any existing Lease. Failure to respond in writing within said time period shall be deemed to be disapproval. Seller’s execution of a new lease or modification or cancellation of an existing Lease following Buyer’s reasonable refusal to consent thereto shall constitute a default hereunder. Before the expiration of the Due Diligence Period, Buyer may not unreasonably withhold its consent under this Section 7.3.3; after the expiration of the Due Diligence Period, Buyer shall have sole discretion in all such matters.

7.3.3 To not sell, assign, or convey any right, title, or interest whatsoever in or to the Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Property (other than the Permitted Exception).

7.3.4 As of the Effective Date, to not, without Buyer’s written approval, which shall not be unreasonably withheld, conditioned or delayed (and after the expiration of the Due Diligence Period, at Buyer’s sole discretion), (a) amend or waive any right under any Service Contract, or (b) enter into any service, operating or maintenance agreement affecting the Property that would survive the Closing.

7.3.5 To fully and timely comply with all obligations to be performed by it under the Leases and Service Contracts and all Permits, licenses, approvals and laws, regulations and orders applicable to the Property.

7.3.6 To provide Buyer with monthly rent rolls containing the same information in its Rent Roll delivered pursuant to Section 4.1.3.

7.3.7 To provide Buyer with copies of (a) any default letters sent to or received from Tenants, (b) correspondence received from a Tenant that it is discontinuing operations at the Property or seeking to re-negotiate its lease and (c) notices of bankruptcy filings received with respect to any Tenant.

7.3.8 To use diligent efforts to obtain subordination, attornment and non-disturbance agreements and estoppel certificates from all tenants, on the form provided by Buyer.

7.3.9 To operate the Property from and after the date hereof in substantially the same manner as prior thereto.

7.3.10 To deliver to Buyer copies of Tenant insurance certificates, prior to the Closing Date.

7.3.11 To terminate the Terminated Contracts.

8 Buyer Representations and Warranties. Buyer hereby represents and warrants to Seller as of the date hereof that:

8.1.1 Organization and Authorization. Buyer is a limited liability company duly organized and validly existing under the laws of the Delaware. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

8.1.2 No Conflicting Agreements. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Buyer is a party or otherwise bound.

8.1.3 Patriot Act Compliance. To the extent applicable to Buyer, Buyer has complied in all material respects with the Patriot Act and the regulations promulgated thereunder, and the rules and regulations administered by OFAC, to the extent such Laws are applicable to Buyer. Buyer is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

9 Conditions Precedent to Closing Date.

9.1 Conditions Precedent. The obligation of Buyer to consummate the transaction contemplated under this Agreement shall be subject to the fulfillment, on or before the Closing Date, of all of the conditions set forth in this Section (each, a “Buyer Condition”), any or all of which may be waived by Buyer in its sole and absolute discretion. In the event that one or more of the following conditions precedent are not fulfilled as of the Closing Date, then Buyer shall have the right to terminate this Agreement.

9.1.1 All of the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, and Seller shall have fully complied with all of Seller’s duties and obligations contained in this Agreement.

9.1.2 There shall be no change in the matters reflected in the Title Documents, and there shall not exist any encumbrance or title defect affecting the Property not described in the Title Documents except for the Permitted Exceptions or matters to be satisfied as of the Closing Date.

9.1.3 On the Closing Date, the Title Insurance Company shall be unconditionally obligated and prepared, subject to the payment of the applicable title insurance premium and other related charges, to issue to Buyer the Title Policy.

9.1.4 Unless Seller receives notice from Buyer at least thirty (30) days prior to the Closing, effective as of the Closing, any management agreement affecting the Property shall be terminated by Seller and any and all termination fees incurred as a result thereof shall be the sole obligation of Seller.

9.1.5 No “Major Tenant” (hereafter defined) shall be in default under its Lease nor shall any Major Tenant have given notice that it is discontinuing operations at the Property nor shall a Major Tenant filed bankruptcy or sought any similar debtor protective measure or be the subject of an involuntary bankruptcy.

9.1.6 Seller shall obtain and deliver to Buyer, no later than three (3) business days prior to the Closing, (a) estoppel certificates and subordination, nondisturbance and attornment agreements (“SNDAs”) from all tenants occupying 2,500 square feet or more (each, a “Major Tenant”), (b) SNDAs and estoppel certificates from other tenants sufficient so that Seller has delivered estoppel certificates and SNDAs from tenants representing in the aggregate, at least ninety percent (90%) of the square footage of the Property; provided that, the forms of such documents shall be delivered to Seller no later than June 4, 2010. The matters certified in the estoppel certificates and any modifications to the SNDA forms shall be subject to Buyer’s reasonable approval. Buyer shall notify Seller not later than one (1) day before the Closing Date of Buyer’s approval or disapproval and the basis of such disapproval, if disapproved. If Buyer disapproves of any estoppel certificate or SNDA, and Seller is unable to deliver, in Buyer’s good faith business judgment, a reasonably acceptable estoppel certificate or SNDA (as the case may be) prior to the Closing Date, Buyer shall have the right (as Buyer’s sole remedy) to terminate this Agreement in its entirety by delivery to Seller of written notice of termination on or before the Closing Date.

9.1.7 All Non-Cash Security Deposits, if any, must be reissued in Buyer’s name as of the Closing or else a cash escrow equal to all Non-Cash Security Deposits must be established at the Closing until all Non-Cash Security Deposits are reissued in Buyer’s name. Prior to such time as all Non-Cash Security Deposits are reissued, Buyer shall be entitled to draw from such cash escrow in the event the terms of the relevant lease entitle Buyer, as landlord, to draw on the Non-Cash Security Deposits. The provisions of this section shall survive the Closing.

9.1.8 There shall be no change in the zoning classification or the zoning ordinances or regulations affecting the Property from that existing as of the conclusion of the Due Diligence Period.

9.1.9 Except as disclosed in the Due Diligence Items, on the Closing Date, no action or proceeding shall have been instituted or be threatened before any court or governmental authority (a) that relates to the Property and affects the Property after the Closing Date or (b) that seeks to restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated herein, unless Seller has demonstrated, to Buyer’s reasonable satisfaction, that any costs and liabilities to be incurred in connection with such matters are fully covered by Seller’s insurance.

9.1.10 As of the Closing Date, Seller shall not have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall there have been commenced against Seller an involuntary case, nor shall Seller have consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against Seller in an involuntary case or appoints a Custodian of Seller for all or any substantial part of its property. The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

10 Damage or Destruction Prior to Closing Date. In the event that the Property should be damaged or destroyed by fire or any other casualty prior to the Closing Date, then Seller shall promptly provide Buyer with written notice of such casualty. If the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of the parties (the “Cost of Repairs”), is (a) less than five percent (5%) of the Purchase Price for the Property, the Closing shall proceed as scheduled and all insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer; or (b) greater than five percent (5%) of the Purchase Price for the Property, then Buyer may in its discretion either (i) terminate this Agreement in its entirety with respect to the Property or (ii) proceed to Closing in which event any insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer. In the event that the casualty is uninsured, Buyer may elect to terminate this Agreement in its entirety with respect to the Property unless Buyer receives a credit against the Purchase Price equal to the Cost of Repairs. The foregoing notwithstanding, in the event any casualty results in the cancellation of, or rental abatement under, any Lease, Buyer shall have the option to terminate this Agreement in its entirety with respect to the Property without regard to the Cost of Repairs. Any notice required to terminate this Agreement in its entirety with respect to the Property pursuant to this Section shall be delivered no later than five (5) business days following Buyer’s receipt of Seller’s notice of such casualty.

11 Eminent Domain. If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Property which, as reasonably determined by Buyer, would render the Property unacceptable to Buyer or unsuitable for Buyer’s intended use, Buyer shall have the right, by giving written notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement in its entirety with respect to the Property. If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of less than a material part of the Property, or if Buyer has the right to terminate this Agreement in its entirety with respect to the Property but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Closing Date, the condemnation award (or, if not theretofore received, the right to receive such portion of the award) payable on account of the taking shall be assigned, or paid to, Buyer. Seller shall give written notice to Buyer within three (3) business days after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of any Property. The foregoing notwithstanding, in the event the taking results in the cancellation of, or rent abatement under, any Lease, Buyer shall have the right to terminate this Agreement in its entirety with respect to the Property.

12 Notices. All notices, demands, or other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section. All notices shall be in writing and delivered to the person to whom the notice is directed, either (a) in person, (b) by United States Mail, as a registered or certified item, return receipt requested, (c) by facsimile transmission (with confirmation by a nationally recognized overnight delivery service), or (d) by a nationally recognized overnight delivery service. Notices transmitted to the then designated facsimile number of the party intended shall be deemed received upon electronic verification of receipt by the sending machine, notices sent by a nationally recognized overnight delivery service shall be deemed received on the next business day and notices delivered by certified or registered mail shall be deemed delivered three (3) days following posting. Notices shall be given to the following addresses:

Seller:	Vincent MBL Investors, LP c/o The Cirrus Group, LLC 9301 N. Central Expressway, Suite 300 Dallas, Texas 75231 Attention: Jason K. Dodd (214) 953-1722 Phone (214) 953-0278 Fax JDodd@thecirrusgroup.com

With Required Copy to:	Owens, Clary & Aiken, L.L.P. 700 N. Pearl Street, Suite 1600 Dallas, Texas 75201 Attention: Robert L. Owens, Esq. (214) 698-2101 Phone (214) 698-2121 Fax RLOwens@oca-law.com

Buyer:
Grubb & Ellis Equity Advisors, LLC
1551 N. Tustin Avenue, Suite 200
Santa Ana, CA 92705
Attn: Danny Prosky, Executive Vice President of
Acquisitions and
(714) 667-8252 Phone
(714) 667-6816 Fax
danny.prosky@grubb-ellis.com

Attn: Mathieu Streiff, Esq. (714) 667-8252 Phone (714) 667-6816 Fax Mathieu.streiff@grubb-ellis.com
With Required Copy to:	Gregory Kaplan, PLC 7 East Second Street Richmond, Virginia 23832 Attn: Joseph J. McQuade, Esq. (804) 916-9027 Phone (804) 916-9127 Fax jmcquade@gregkaplaw.com

Escrow Holder:	First American Title Insurance Company 777 Figueroa Street, Fourth Floor Los Angeles, California 90017 Attention: Barbara Laffer (213) 271-1702 Phone Fax

Title Company:	First American Title Insurance Company 777 Figueroa Street, Fourth Floor Los Angeles, California 90017 Attention: Valerie Curry (213) 271-1731 Phone (213) 271-1776 Fax

13 Remedies.

13.1 Defaults by Seller. In the event Closing fails to occur by reason of Seller defaulting in the performance of any covenant or agreement to be performed by Seller under this Agreement or Seller breaching any representation or warranty made by Seller in this Agreement with respect to the Property, following notice to Seller and seven (7) days thereafter (but in no event extending beyond the Closing Date) during which period Seller may cure the default, Buyer shall have the right, as Buyer’s sole remedy to (i) terminate this Agreement in its entirety with respect to the Property, whereupon the Deposit shall be returned by Buyer and Buyer shall have the right to recover all out-of-pocket costs and expenses incurred in connection with pursuing the acquisition of the Property, including, without limitation, all attorneys’ fees, not to exceed Three Hundred Thousand and No/100 Dollars ($300,000), financing and due diligence fees and costs, (ii) institute proceedings for specific performance with respect to the Property, as applicable, or (iii) waive said failure or breach and proceed to Closing the Property; provided that, any suit for specific performance must be instituted within sixty (60) days after the Closing Date (or else shall be deemed irrevocably waived).

13.2 Defaults by Buyer. In the event the sale of the Property is not consummated solely because of a default under this Agreement on the part of Buyer following notice to Buyer and seven (7) days thereafter (but in no event extending beyond the Closing Date) during which period Buyer may cure the default, Seller may declare this Agreement terminated, in which case, the Deposit shall be paid to and retained by Seller as liquidated damages. The parties have agreed that Seller’s actual damages, in the event the sale of the Property is not consummated solely because of a default by Buyer, would be extremely difficult or impracticable to determine. Therefore, by placing their initials below, the parties acknowledge that the Deposit has been agreed upon, after negotiation, as the parties’ reasonable estimate of Seller’s damages and as Seller’s sole and exclusive remedy against Buyer, at law or in equity, in the event the sale of the Property is not consummated solely because of a default under this Agreement on the party of Buyer and each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination.

INITIALS: Seller        Buyer

14 Assignment. Seller shall not assign any of its right, title, claim or interest in, to or under this Agreement. Buyer may assign any or all of its rights and obligations under this Agreement to any one or more persons or entities upon notice to Seller; provided, however, that absent the express agreement of Seller, no such assignment shall release Buyer from its liabilities hereunder. Seller further acknowledges that it has been advised that Buyer may assign this Agreement with respect to the Property and without Seller’s consent to a different publicly registered company or a different subsidiary of a publicly registered company that is managed by, sponsored by or under common control with Buyer or Buyer’s principals and that in such event the assignee(s) will be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for any such Property. To assist the assignee(s) in preparing the SEC Filings, Seller agrees to (a) deliver an audit inquiry letter regarding pending litigation and other matters in the form attached hereto as Exhibit D (the “Audit Inquiry Letter”) to Seller’s counsel on or before the expiration of the Due Diligence Period, and (b) provide assignee with the following on the Delivery Date (unless another date is specified): (i) access to bank statements for the Audited Year and Stub Period, (ii) rent roll as of the end of the Audited Year and Stub Period, (iii) operating statements for the Audited Year and Stub Period (iv) access to the general ledger for the Audited Year and Stub Period, (v) cash receipts schedule for each month in the Audited Year and Stub Period, (vi) access to invoices for expenses and capital improvements in the Audited Year and Stub Period, (vii) accounts payable ledger and accrued expense reconciliations in the Audited Year and Stub Period, (viii) check register for the three (3) months following the Audited Year and Stub Period, (ix) the Lease and five (5) year lease schedules, to the extent applicable, (x) copies of all insurance documentation for the Audited Year and Stub Period, (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Year and Stub Period, (xii) an executed Representation Letter together with a completed version of the SAS 99 Questionnaire on or before one (1) business day prior to the Closing Date, and (xiii) an executed Attorney Response Letter on or before one (1) business day prior to the Closing Date. The provisions of the foregoing two (2) sentences shall survive the Closing.

15 Interpretation and Applicable Law. With respect to the Property, this Agreement shall be construed and interpreted in accordance with the laws of the State of Texas, except that any documents which will be recorded in the Property Records of Cuyahoga County, Ohio, shall be construed and interpreted in accordance with the laws of the State of Ohio. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

16 Amendment. This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

17 Attorneys’ Fees. In the event it becomes necessary for either party to file a suit to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit.

18 Entire Agreement; Survival. This Agreement, including all Exhibits and Schedules attached hereto and incorporated herein by this reference, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the parties hereto nor shall affect or be effective to interpret, change, or restrict the provisions of this Agreement. The obligations of the parties hereunder and all other provisions of this Agreement shall survive the Closing or earlier termination of this Agreement, except as expressly limited herein.

19 Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the parties.

20 Time is of the Essence; Calculation of Time Periods. Time is of the essence in this Agreement as to each provision in which time is an element of performance. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, except that if such last day falls upon a Saturday, Sunday, or legal holiday under the Federal law or laws of the State of Ohio, then such period shall run until the end of the next day that is neither a Saturday, Sunday, or legal holiday under Federal law or the laws of the State of Texas.

21 Real Estate Commission. Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contacted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction, and that neither party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby, except that Seller has contracted with Cain Brothers (“Sellers Broker”) as its broker and Seller will pay Seller’s Broker pursuant to a separate written agreement. Such commission shall be payable on the Closing Date from the proceeds of the Purchase Price deposited by Buyer. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this Section.

22 Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

23 Further Assurances. Each party will, whenever and as often as it shall be requested to do so by the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all such further conveyances, assignments, approvals, consents and any and all other documents and do any and all other acts as may be necessary to carry out the intent and purpose of this Agreement.

24 Exclusivity. Until the Closing Date or the date that this Agreement is terminated, Seller shall not enter into any contract, or enter into or continue any negotiations, to sell any Property to any person or entity other than Buyer.

25 No Option; Binding Effect. The submission of this Agreement for examination and review does not constitute an option to purchase any Property, an offer to sell any Property or an agreement to purchase and sell. This Agreement shall have no binding effect and will only be effective upon Seller’s and Buyer’s execution and mutual receipt of the others executed version of this Agreement. Escrow Agent’s execution of this Agreement shall not be a prerequisite to the effectiveness of this Agreement.

26 Business Day. The term “business day” shall mean any day other than a Saturday, Sunday or holiday for national banks in the State of Texas and/or California.

THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK

06400.342/D01..3

SIGNATURE PAGE FOR PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

SELLER:

VINCENT MBL INVESTORS, LP,
a Texas limited partnership

By: VINCENT MANAGERS, LLC,
a Texas limited liability company

By: /s/ Jason K. Dodd
Jason K. Dodd, Manager

BUYER:

GRUBB & ELLIS EQUITY ADVISORS, LLC,

a Delaware limited liability company

By: /s/ Andrea R. Biller
Name: Andrea R. Biller
Title: Executive Vice President

ESCROW HOLDER:

The undersigned Escrow Holder accepts the foregoing Purchase and Sale Agreement and Joint Escrow Instructions and agrees to act as Escrow Agent under this Agreement in strict accordance with its terms.

FIRST AMERICAN TITLE
INSURANCE COMPANY

By: /s/ Barbara Laffer
Name: Barbara Laffer
Title: Senior Commercial Escrow Officer